Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

April 22, 2010

DELUXE REPORTS FIRST QUARTER 2010 RESULTS

•	Diluted EPS from continuing operations of $0.66

•	Adjusted EPS from continuing operations of $0.73 grows 30% vs. prior year

•	Revenue at high end of previous outlook

•	Outlook for full year improves; also includes impact of recent Custom Direct acquisition

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported first quarter adjusted diluted earnings per share (EPS) from continuing operations of $0.73 compared to $0.56 in the prior year first quarter. Adjusted EPS from continuing operations for 2010 excludes the income tax impact of recent health care legislation and excludes the impact of discontinued operations. Adjusted EPS from continuing operations for 2009 excludes the impact of restructuring-related costs, asset impairment charges and gains on debt repurchases. Operating results were better than expected for the current period due primarily to favorable product mix and cost reduction and containment initiatives.

Reported diluted EPS was $0.65 on net income of $33.4 million in the first quarter 2010 and $0.24 on net income of $12.5 million in the comparable quarter of 2009. Results for 2010 include a charge to income tax expense of $3.4 million, or $0.07 per diluted share, due to the impact of recent health care legislation and a loss from discontinued operations of $0.4 million, or $0.01 per diluted share, associated with a previous business disposition. Results for 2009 included asset impairment charges of $24.9 million, restructuring-related costs of $2.4 million and net pre-tax gains of $9.3 million from debt repurchases.

“We are pleased to have delivered another strong quarter exceeding all our financial commitments,” said Lee Schram, CEO of Deluxe. “Consolidated revenue was down only one percent while operating margins in each segment were stronger and we delivered better than expected operating cash flow. We also advanced several strategic areas since our last quarterly update including business services where we grew revenue by 33 percent over the prior year, acquiring Custom Direct, and closing on our new $200 million bank credit facility.”

First Quarter Performance
Revenue for the quarter was $335.1 million compared to $339.5 million during the first quarter of 2009. Small Business Services revenue was $1.0 million lower than the comparable 2009 quarter driven primarily by continued economic softness. Financial Services revenue was down $0.6 million from the 2009 quarter and Direct Checks revenue decreased $2.8 million, both due to lower order volumes partially offset by higher revenue per order.

Gross margin was 64.7 percent of revenue compared to 61.9 percent in 2009. Lower restructuring-related costs in 2010 benefited gross margin by 0.6 percentage points compared to the prior year. The impact of increased revenue per order and the Company’s cost reduction initiatives were partially offset by increased delivery rates.

Selling, general and administrative (SG&A) expense decreased $10.4 million in the quarter compared to 2009. Benefits from cost reduction and containment initiatives were partially offset by costs resulting from our recent acquisitions. As a percent of revenue, SG&A decreased to 44.2 percent from 46.7 percent in 2009.

Operating income in 2010 was $69.0 million compared to $27.2 million in the first quarter of 2009. Operating income was 20.6 percent of revenue compared to 8.0 percent in the prior year. The asset impairment charges and restructuring-related costs reduced operating margin by 8.0 percentage points in 2009.

Reported diluted EPS increased $0.41 driven by higher operating income, partially offset by $9.3 million of net pre-tax gains on debt repurchases in 2009 and the $3.4 million charge to income tax expense in 2010 due to the impact of recent health care legislation.

First Quarter Performance by Business Segment
Small Business Services revenue was $192.3 million versus $193.3 million in 2009. The decline was due to continued economic softness, mostly offset by revenue contributions from acquisitions and a $2.4 million increase related to the effect of exchange rates on our Canadian operations. Operating income in 2010 increased to $29.1 million from a loss of $6.6 million in 2009. The prior year results included asset impairment charges of $24.9 million and restructuring-related costs of $2.4 million.

Financial Services revenue was $101.4 million compared to $102.0 million in 2009. The decline was primarily due to lower order volumes caused by check usage declines and a weak economy mostly offset by higher revenue per order. Operating income in 2010 increased to $24.0 million from $19.6 million in 2009.

Direct Checks revenue was $41.4 million compared to $44.2 million in 2009. First quarter order volume was down due to the continued decline in check usage and the weak economy. Operating income was $15.9 million, or 38.4 percent of revenue, compared to $14.2 million or 32.1 percent of revenue in 2009.

Cash Flow Performance
Cash provided by operating activities for 2010 totaled $52.7 million, a decrease of $10.3 million compared to 2009. The decrease was due primarily to higher performance-based compensation payments partially offset by lower contract acquisition payments and improved earnings.

Business Outlook
The Company stated that for the second quarter of 2010, revenue is expected to be between $335 and $345 million, and diluted EPS is expected to be between $0.55 and $0.62. Adjusted diluted EPS is expected to be between $0.58 and $0.65 and excludes an estimated $0.03 per share for transaction- related costs in connection with the April acquisition of Custom Direct. For the full year, revenue is expected to be between $1.36 and $1.40 billion, including approximately $60 million associated with the operations of Custom Direct, and diluted EPS is expected to be between $2.45 and $2.65.

Adjusted diluted EPS from continuing operations is expected to be between $2.55 and $2.75 and excludes the first quarter $0.07 per share charge due to the impact of recent health care legislation and an estimated $0.03 per share for transaction-related costs. The Company also stated that it expects operating cash flow to be between $195 million and $215 million in 2010, including approximately $15 million from the operations of Custom Direct, and capital expenditures to be approximately $40 million.

“Our primary focus is on growing revenue and investing in our future with better products and services offers,” Schram stated. “We are playing offense, making positive strategic moves to reposition the Company for sustainable longer-term growth. For the remainder of 2010, we remain focused on stabilizing check revenue, growing business services revenue, and continuing our cost reductions and process improvement initiatives.”

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-866-356-4279 (access code 50102845). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investor relations section. An audio replay of the call will be available through midnight on May 7th by calling 1-888-286-8010 (access code 12038330). The presentation will be archived on Deluxe’s web site.

About Deluxe Corporation
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small business grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories and other services directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger additional non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenues and gross margins; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty, fraud monitoring and protection and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2009.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2010 and 2009 and our outlook for 2010. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2010 and 2009 (tax impact of health care legislation, asset impairment charges, restructuring and related costs, net gain on repurchases of debt, and transaction-related costs) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Outlook	Actual		Outlook
	First Qtr.	-	-	-	-
	(provided on Jan.	First Qtr.	First Qtr.	Second Qtr.	Total Year
	28, 2010)	2010	2009	2010	2010
Adjusted EPS from continuing operations	$0.57 to $0.64	$0.73	$0.56	$0.58 to $0.65	$2.55 to $2.75
Asset impairment charges	—	—	(0.40)	—	—
Restructuring and related costs	—	—	(0.03)
Transaction-related costs	—	—	—	(0.03)	(0.03)
Net gain on repurchases of debt	—	—	0.11	—	—
Tax impact of health care legislation	—	(0.07)	—	—	(0.07)

Reported EPS from continuing operations	$0.57 to $0.64	$0.66	$0.24	$0.55 to $0.62	$2.45 to $2.65

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2010		2009
Revenue	$335.1		$339.5
Cost of goods sold, including restructuring charges	118.3	35.3%	129.2	38.1%

Gross profit	216.8	64.7%	210.3	61.9%
Selling, general and administrative expense	148.0	44.2%	158.4	46.7%
Restructuring and asset impairment (reversals) charges	(0.2)	(0.1%)	24.7	7.3%

Operating income	69.0	20.6%	27.2	8.0%
Gain on early extinguishment of debt	—	—	9.8	2.9%
Interest expense	(10.5)	(3.1%)	(12.4)	(3.7%)
Other (expense) income	(0.4)	(0.1%)	0.4	0.1%

Income before income taxes	58.1	17.3%	25.0	7.4%
Income tax provision	24.3	7.3%	12.5	3.7%

Income from continuing operations	33.8	10.1%	12.5	3.7%
Net loss from discontinued operations	(0.4)	(0.1%)	—	—

Net income	$33.4	10.0%	$12.5	3.7%

Weighted average dilutive shares outstanding	51.2		50.7
Diluted earnings (loss) per share:
Continuing operations	$0.66		$0.24
Discontinued operations	(0.01)		-
Net income	0.65		0.24
Continuing operations:
Capital expenditures	$9.8		$10.0
Depreciation and amortization expense	15.4		16.9
Number of employees-end of period	5,804		6,723
Non-GAAP financial measure — EBITDA(1)	$84.0		$54.3
Non-GAAP financial measure — Adjusted	84.6		71.8
EBITDA(1)

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., asset impairment charges, restructuring and related costs, transaction-related costs and net gain on repurchases of debt), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs, and certain transactions in 2010 and 2009 impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended March 31,
	2010	2009
Adjusted EBITDA	$84.6	$71.8
Asset impairment charges	—	(24.9)
Restructuring and related costs	(0.4)	(2.4)
Transaction-related costs	(0.2)	—
Gain on early extinguishment of debt	—	9.8

EBITDA	84.0	54.3
Income tax provision	(24.3)	(12.5)
Interest expense	(10.5)	(12.4)
Depreciation and amortization expense	(15.4)	(16.9)
Net loss from discontinued operations	(0.4)	—

Net income	$33.4	$12.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(In millions)
(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
Cash and cash equivalents	$16.3	$12.8	$17.0
Other current assets	164.0	146.7	134.0
Property, plant & equipment-net	118.9	121.8	130.3
Intangibles-net	143.4	145.9	141.1
Goodwill	659.6	658.7	633.0
Other non-current assets	129.8	125.3	135.8

Total assets	$1,232.0	$1,211.2	$1,191.2

Short-term debt & current portion of long-term debt	$-	$26.0	$69.2
Other current liabilities	230.9	217.0	212.0
Long-term debt	745.1	742.8	742.8
Deferred income taxes	30.0	24.8	11.9
Other non-current liabilities	84.8	83.4	101.3
Shareholders’ equity	141.2	117.2	54.0

Total liabilities & shareholders’ equity	$1,232.0	$1,211.2	$1,191.2

Shares outstanding	51.3	51.2	51.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2010	2009
Cash provided (used by):
Operating activities:
Net income	$33.4	$12.5
Depreciation and amortization of intangibles	15.4	16.9
Asset impairment charges	—	24.9
Contract acquisition payments	(0.6)	(14.1)
Other	4.5	22.8

Total operating activities	52.7	63.0

Investing activities:
Purchases of capital assets	(9.8)	(10.0)
Payment for acquisition	(0.7)	-
Net change in marketable securities	2.0	-
Other	(0.3)	(0.8)

Total investing activities	(8.8)	(10.8)

Financing activities:
Dividends	(12.8)	(12.8)
Share repurchases	—	(1.3)
Shares issued under employee plans	1.4	1.0
Net change in debt	(26.0)	(31.4)
Other	(3.3)	(5.4)

Total financing activities	(40.7)	(49.9)
Effect of exchange rate change on cash	0.3	(0.4)
Net cash used by discontinued operations	—	(0.5)

Net change in cash and cash equivalents	3.5	1.4
Cash and cash equivalents: Beginning of period	12.8	15.6

Cash and cash equivalents: End of period	$16.3	$17.0

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2010	2009
Revenue:
Small Business Services	$192.3	$193.3
Financial Services	101.4	102.0
Direct Checks	41.4	44.2

Total	$335.1	$339.5

Operating income (loss): (1)
Small Business Services	$29.1	$(6.6)
Financial Services	24.0	19.6
Direct Checks	15.9	14.2

Total	$69.0	$27.2

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(1) Operating income includes the following asset impairment charges, restructuring and related costs and transaction-related costs:

	Quarter Ended March 31,
	2010	2009
Small Business Services	$0.6	$27.3
Financial Services	0.1	0.1
Direct Checks	(0.1)	(0.1)

Total	$0.6	$27.3

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2010 and 2009. The Company’s management believes that operating income by segment, excluding the asset impairment charges, restructuring and related costs and transaction-related costs in each period, is a useful financial measure because these items impacted the comparability of reported operating income during 2010 and 2009. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING ASSET IMPAIRMENT CHARGES, RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended March 31,
	2010	2009
Adjusted operating income: (1)
Small Business Services	$29.7	$20.7
Financial Services	24.1	19.7
Direct Checks	15.8	14.1

Total	$69.6	$54.5

(1) Operating income excluding asset impairment charges, restructuring and related costs, and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended March 31,
	2010	2009
Adjusted operating income	$69.6	$54.5
Asset impairment charges, restructuring and transaction-related costs:
Small Business Services	(0.6)	(27.3)
Financial Services	(0.1)	(0.1)
Direct Checks	0.1	0.1

Total	(0.6)	(27.3)

Reported operating income	$69.0	$27.2

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